As filed with the Securities and Exchange Commission on January 6, 2006

Registration No. 333-84124

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSC INDUSTRIAL DIRECT CO., INC.

(Exact Name of Registrant as Specified in Its Charter)

NEW YORK	11-3289165
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S Employer Identification Number)

75 Maxess Road, Melville, NY	11747
(Address of Principal Executive Offices)	(Zip Code)

MSC Industrial Direct Co., Inc.
2001 Stock Option Plan

(Full Title of the Plan)

David Sandler President and Chief Executive Officer MSC Industrial Direct Co., Inc. 75 Maxess Road Melville, NY 11747 (516) 812-2000	Copy to: Eric M. Lerner, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 (212) 940-8800
(Name, Address and Telephone Number of Agent for Service)

EXPLANATORY NOTE

MSC Industrial Direct Co., Inc. (the “Company”) is filing this Post-Effective Amendment No. 2 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 11, 2002, Registration No. 333-84124 (the “2002 Form S-8”), with respect to shares of the Company’s Class A common stock, par value $.001 per share (the “Common Stock”) thereby registered for issuance, offer or sale pursuant to the MSC Industrial Direct Co., Inc. 2001 Stock Option Plan (“2001 Option Plan”). A total of 5,000,000 shares of Common Stock were registered for issuance, offer or sale under the 2002 Form S-8.  No future awards will be granted under the 2001 Option Plan.

On January 3, 2006 the shareholders of the Company approved the MSC Industrial Direct Co., Inc. 2005 Omnibus Equity Plan (the “2005 Plan”), which replaces the 2001 Option Plan and accordingly no future awards will be made under the 2001 Option Plan. The shares of Common Stock that would otherwise be available for grant (i.e., not subject to outstanding awards, or forfeitures, canceled, exchanged, surrendered or not distributed) under the 2001 Option Plan as of the date hereof, are now available for issuance, offer and sale under the 2005 Plan. The total number of such shares under the 2001 Option Plan was 1,774,485 (the “Carryover Shares”). The Carryover Shares are hereby deregistered.  The 2002 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 2001 Option Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 2 to Registration Statement on Form S-8, the Company is filing a Registration Statement on Form S-8 to register the 3,000,000 shares of Class A common stock now available for issuance, offer or sale pursuant to the 2005 Plan, including, but not limited to, the Carryover Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement hereby carries over the registration fees paid for the Carryover Shares from the 2002 Form S-8 to the Registration Statement on Form S-8 for the 2005 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 2 to Form S-8 Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Melville, State of New York, on this 6th day of January, 2006.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ David Sandler
David Sandler
President and
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints David Sandler, Charles Boehlke, and Shelley Boxer each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Mitchell Jacobson	Chairman of the Board of Directors	January 6, 2006
Mitchell Jacobson

/s/ David Sandler	President, Chief Executive Officer and	January 6, 2006
David Sandler	Director

Executive Vice President, Chief
/s/ Charles Boehlke	Financial Officer and Director	January 6, 2006
Charles Boehlke

S-1

/s/ Roger Fradin	Director	January 6, 2006
Roger Fradin

/s/ Denis Kelly	Director	January 6, 2006
Denis Kelly

/s/ Raymond Langton	Director	January 6, 2006
Raymond Langton

/s/ Philip Peller	Director	January 6, 2006
Philip Peller

/s/ Shelley Boxer	Vice-President, Finance	January 6, 2006
Shelley Boxer

S-2